Exhibit 99.2

CHINA ENERGY SAVINGS TECHNOLOGY ANNOUNCES SUBSTANTIAL INCREASES IN NEW CONTRACTS Thursday December 9, 10:30 am ET

HONG KONG, Dec. 9 /Xinhua-PRNewswire/ -- China Energy Savings Technology, Inc. (OTC Bulletin Board: CESV - NEWS), a leading software developer and manufacturer of energy savings products in the PRC, announces today the number of contracts it signed in recent months has increased substantially.

Shenzhen Dicken Industrial Development Limited, a subsidiary of China Energy Savings Technology, has signed over 100 new contracts since the closing of the acquisition of 50% of energy savings project in China on August 25, 2004. The subsequent acquisition of 15% stake of the project on November 16, 2004 further increased the Company's stake in the project to 65%. The total value of these contracts increased since August 25, 2004 are worth about $11 million, an increase of 108% compared with the same period last year. The management of China Energy Saving Technology forecasts the net profit of the 4th quarter will at least double that of the same period last year, contributing to the profit growth.

Mr. Ian Cheng, Chief Executive Officer of Shenzhen Dicken Industrial Development Limited, said "these contracts representing 50% market share are expected to be completed in 2nd half of 2005 and the net profit is expected to double by then. The shortage of electricity supply in China is one of main reasons that our customers are buying more and more of our products. In many large Chinese cities and provinces, especially those booming regions in Southern China, rolling electricity blackouts have become common events during summer and winter seasons. Increasingly, Chinese government and businesses have begun embracing energy conversation and saving. Our products provide one of best and easiest solutions in the market place to save electricity. One thing is certain energy demands and energy production will continue to rise and we have positioned ourselves as a cost savings, environment saving energy player and we are looking at all aspects of the energy crunch in China." On December 2, 2004, the company was pleased to announce that it filed a listing application with the NASDAQ National Market to move from the OTC Bulletin Board to the NASDAQ National Market."


About China Energy Savings Technology, Inc.

The company is engaged in the manufacturing and sales of advanced technology energy-saving products in People's Republic of China. According to the test reports by various PRC authorities including National Center of Supervision & Inspection on Electric Light Source Quality (Shanghai) issued in September 2002 and Shenzhen Academy of Metrology & Quality Inspection issued in December 2002, the energy saving products of Shenzhen Dicken Group have the energy saving rates ranging from approximately 25% to 45%. The energy saving projects conducted by the Company mostly relate to public or street lighting systems, government administration units, shopping malls, supermarkets, restaurants, factories and oil fields, etc. There are also small and large- scaled projects: the small-scaled projects relate to restaurants, shops and small arcades through the sale of equipment, and the large-scaled projects relate to large shopping malls, supermarkets, factories and public bodies through the provision and installation of equipment over a term usually extended for years.


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Safe Harbor Statement

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the Company's ability to execute its business model and strategic plans; and the risks described from time to time in the Company's SEC filings.

     For more information, please contact:

     John Roskelley, President,
     First Global Media
     Tel:  +1-480-902-3110

     Website: http://www.cesv-inc.com
     Email: contactus@cesv-inc.com